Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

SETTLEMENT AGREEMENT
BETWEEN
TDK SEMICONDUCTOR CORPORATION AND SILICON LABORATORIES INC.

                Whereas, TDK Semiconductor Corporation, a California corporation having its principal place of business at 2642 Michelle Drive, Tustin, California 92780 (“TDK”), has brought an action against Silicon Laboratories Inc., a Delaware corporation having its principal place of business at 4635 Boston Lane, Austin, TX 78735 (“SiLabs”), styled TDK Semiconductor Corp. v. Silicon Laboratories Inc., Civil Case No. SACV-01-01737 GLT in the United States District Court for the Central District of California (the “Action”);

                Whereas, in the aforementioned action, TDK has alleged that SiLabs has infringed, and continues to infringe, United States Patent No. 5,654,984 entitled “Signal Modulation Across Capacitors”;

                Whereas, SiLabs has denied infringing United States Patent No. 5,654,984;

                Whereas, TDK and SiLabs desire to settle the aforementioned action;

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions as set forth herein, TDK and SiLabs agree as follows:

1.     Effective Date:  The effective date of this Settlement Agreement shall be the date of execution, but in no case later than April 1, 2003 (“Effective Date”).

2.     Definitions:

A.           “Party” shall mean, as applicable, either TDK or SiLabs.

B.             “Entity” shall mean any corporation, firm, partnership, proprietorship, or other form of business organization.

C.             “TDK Corporate Family” shall mean:

(i).          any Entity that in whatever country organized or resident, directly or indirectly through or one or more intermediaries, is controlled by, is under common control with, or controls TDK; or

(ii).       any Entity in which TDK, or any Entity in which any individual or Entity recited in the preceding sub-paragraph, directly or indirectly through one or more intermediaries, has at least a fifty percent (50%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise), or has the maximum ownership interest it is permitted to have in the country where such Entity exists; or

(iii).    any Entity that directly or indirectly owns or controls through one or more intermediaries at least a fifty percent (50%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise), or has the maximum ownership interest it is permitted to have in the country where such Entity exists, of TDK, or of any individual or Entity of sub-paragraph (i).

D.            “TDK Affiliates” shall mean:

(i).          any Entity that in whatever country organized or resident, directly or indirectly through or one or more intermediaries, is controlled by TDK; or

(ii).       any Entity in which TDK, or any Entity in which any individual or Entity recited in the preceding sub-paragraph, directly or indirectly through one or more intermediaries, has at least a fifty percent (50%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise), or has the maximum ownership interest it is permitted to have in the country where such Entity exists.

E.              “SiLabs Affiliates” shall mean:

(i).          any Entity that in whatever country organized or resident, directly or indirectly through or one or more intermediaries, whose financial reporting is or may be consolidated with the financial reporting for SiLabs.

F.              “Capacitive DAA” means direct access arrangement circuitry or designs, or other circuitry or designs that performs direct access arrangement functionality; that are utilized to provide access to communication lines, including without limitation, telephone lines and that uses, or is designed or intended to be used with a capacitive isolation barrier.

G.             “Licensed Patents” mean

(i).          United States Patents

(a).       Signal Modulation Across Capacitors,” U.S. Patent No. 5,654,984;

(b).      “Telephone Hybrid Circuit,” U.S. Patent No. 5,602,912;

(c).       “Low Frequency Common Mode Rejection In A Clock Circuit,” U.S. Patent No. 5,533,053;

(d).      “Telephone Line Interface With AC and DC Transconductance Loops,” U.S. Patent No. 5,500,894

(ii).       any other patents or patent application, filed now or in the future, in the United States or abroad, claiming priority in whole or in part from any one of the four aforementioned patents, including, but not limited to, Japanese patent application No. 329230/94 having Publication No. 7307708A2 and Japanese patent application No. 329231/94 having Publication No. 7-273839.

H.            “SiLabs Product” means any product, part, device, apparatus, circuitry, design, method, process, system, machine, or thing, provided, made, have made, used, sold, offered for sale, leased, offered for lease, distributed, offered to distribute, imported, offered to import, exported, offered to export, and/or otherwise disposed of by or for SiLabs or SiLabs Affiliates.

I.                 [****]

J.                “Existing Products” means SiLabs Products existing on or before the Effective Date.

3.     Payment:  SiLabs will pay TDK the sum of Seventeen Million Dollars ($17,000,000.00) in a single, one-time payment made within three (3) business days with the execution by all Parties of this Agreement.

4.     Dismissal of Entire Action:  Concurrently with the execution of this agreement, the parties will jointly dismiss all Claims and Counterclaims in Civil Case No. SACV-01-01737 GLT with prejudice.  In implementation of the provisions of this Section, SiLabs and TDK shall cause their respective counsel to execute and file with the United States District Court for the Central District of California a Joint Stipulated Order of Dismissal in substantially the form attached hereto as Exhibit A before the close of the District Court on the Effective Date.

5.     No Admission.  Nothing in this Settlement Agreement shall be deemed or construed as an admission by SiLabs or SiLabs Affiliates of infringement, enforceability, or validity of any of the Licensed Patents set forth below or as a concession of liability or fault of any kind by either Party or their respective Affiliates.

6.     License.

A.           Subject to any rights that [****] received pursuant to the [****] Agreement entered into on [****] by [****] and TDK (the “[****] Agreement”), TDK hereby grants SiLabs a perpetual, irrevocable, exclusive, worldwide, fully paid-up, royalty-free license to the Licensed Patents to make, have made, use, sell, offer to sell, lease, offer to lease, distribute, offer to distribute, import, offer to import, export and offer to export any product, part, device, apparatus, method, system, machine, circuit, design, or thing that directly, indirectly, contributorily, or by inducement infringes, induces infringement of, or contributes to infringement of the claims of the Licensed Patents.  TDK agrees that any license executed with [****] in the future pursuant to the [****] Agreement referenced herein shall be no broader than [****], except if ordered to do so by a Court of competent jurisdiction.  The license grant of Section 6 also includes the right for any manufacturers, distributors, customers, importers, or end users (ultimate or in privity or otherwise) of SiLabs or SiLabs Affiliates, to use, sell, offer to sell, lease, offer to lease, distribute, offer to distribute, import, offer to import, export, offer to export, and/or otherwise dispose of SiLabs Products that, directly, indirectly, contributorily, or by

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**

inducement, infringes, induces infringement of, or contributes to infringement of the claims of the Licensed Patents.

B.             The aforementioned license grant is without the right of sublicense, except for the right for SiLabs to grant sublicenses, either directly or through one or more intermediaries, to SiLabs Affiliates.

7.     [****]

8.     Retention of Rights.  TDK and Affiliates retain the rights under the Licensed Patents to make, have made, use, sell, offer to sell, lease, offer to lease, distributed, offer to distribute, import, offer to import, export, offer to export, and/or otherwise dispose of products.  The make and sell rights that are retained in this section shall be limited to products (1) designed by or for TDK, TDK Affiliates, or its contractors, (2) made for the use and benefit of TDK, and (3) sold by TDK or TDK Affiliates as TDK-branded products under the sole trademarks of TDK.  This Settlement Agreement shall not be construed as granting to or reserving for TDK the right to act as a foundry to make products for sale by a third party.  Without limitation, TDK shall not make products for a third party pursuant to specifications provided by a third party or make products for a third party under the trademarks, trade names or other commercial indicia of such third party.  Subject to paragraph 42 (Assignment), this right is personal to TDK and TDK Affiliates and shall not be assigned, sublicensed, or otherwise transferred.  However, TDK shall be free to transfer or sell the License Patents at its sole discretion subject to the obligations and covenants of this Agreement.

9.     Nonrefundable payment:  Subject to paragraph 16, the aforementioned Seventeen Million Dollars ($17,000,000.00) payment is non-refundable, even if one or more of the patents referenced herein is, or was to be found to be, invalid and/or unenforceable for any reason whatsoever.  However, this provision does not limit a cause of action to recover any damages for breach of this Settlement Agreement by either Party.

10.   [****]

11.   No Implied Licenses:  Except as expressly set forth herein, each Party agrees that this Settlement Agreement grants no express or implied licenses by implication, estoppel, exhaustion, or otherwise in any TDK and TDK Affiliates or SiLabs and SiLabs Affiliates patent other than the Licensed Patents.  Nothing in this Agreement shall prevent or preclude, under any theory including without limitation any theory of exhaustion, estoppel, or license, the assertion by SiLabs or SiLabs Affiliates against TDK or TDK Affiliates or others of any other SiLabs or SiLabs Affiliates intellectual property rights, including without limitation patents.

12.   Personal to Parties:  This Settlement Agreement, and the rights, obligations and covenants contained herein, is and are personal to and shall inure solely to the benefit of

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**

the Parties hereto and their permitted successors and assigns.  Any assignment by TDK or TDK Affiliates of any patents, patent applications or inventions shall respect the rights granted SiLabs and SiLabs Affiliates herein.  In particular, but not by way of limitation, the covenant not to sue shall be made a condition of any assignment of any patents, patent applications or inventions by TDK or TDK Affiliates.  Any future acquirer of any patents rights from TDK or TDK Affiliates is obligated to the covenants not to sue provided herein as said covenants are intended to burden and run with the TDK or TDK Affiliates patent rights and are not be limited to the Parties hereto.

13.   Release:  Each Party hereto, on behalf of itself and its respective Affiliates, subsidiaries, successors and assigns, hereby releases, acquits and forever discharges the other Party, and its agents, officers, directors, employees, predecessors, respective Affiliates, subsidiaries, successors, assigns, manufacturers, distributors, suppliers and customers (but only as to products, designs, methods, or circuits provided by or for, purchased by or from, or made by or for SiLabs prior to the Effective Date) from any and all claims, demands, causes of action, liabilities and damages whatsoever, of every name and nature, both in law and equity, arising out of or relating to

A.           the allegations made in the Complaint, Answer, First Amended Answer with Counterclaims, Second Amended Answer with Counterclaims, and Third Amended Answer with Counterclaims; or

B.             Existing Products.

14.   [****].  TDK and TDK Affiliates releases, acquits and forever discharges SiLabs, SiLabs Affiliates, and any third party and each of their agents, officers, directors, employees, predecessors, subsidiaries, successors, assigns, manufacturers, distributors, suppliers and customers from any and all claims, demands, causes of action, controversies, liabilities and damages whatsoever, of every name and nature, known or unknown, accrued or not accrued, both in law and equity, arising out of or relating to:

A.           the allegations made in the Complaint, Answer, First Amended Answer with Counterclaims, Second Amended Answer with Counterclaims, and Third Amended Answer with Counterclaims; or

B.             Existing Products, but only to the extent such claim, demand, cause of action, or infringement, whether direct, indirect, contributory, or by inducement, results from or is caused by a SiLabs Product [****].

15.    Covenant Not To Sue.

A.           TDK on behalf of itself, and its Affiliates, predecessors, successors and assigns and on behalf of any successors or assigns to any TDK or TDK Affiliates intellectual property rights agrees such parties will not sue or bring any other proceeding against SiLabs or SiLabs Affiliates for any claim, demand, or cause of action of any name or nature, both in law and equity, anywhere in the world for a period of twenty (20) years from the Effective Date arising out of or relating to:

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**

i.

Infringement by Existing Products, whether direct, indirect, contributory, or by inducement, of any past, present or future patent applications, patents, or trade secrets or know-how disclosed or covered by such patents or patent applications;

ii.

Infringement of any patent applications, patents, or trade secrets or know-how disclosed or covered by such patents or patent applications, conceived, reduced to practice, or having any priority date, in whole or in part, on or before the Effective Date;

iii.

Infringement by any Capacitive DAAs, Capacitive DAA chipsets, or capacitive isolation barriers, whether direct, indirect, contributory, or by inducement, of any past, present or future patents, or trade secrets or know-how disclosed or covered by such patents; or

iv.	Any other claim, demand, or cause of action known or unknown, which could have been made in or in connection with the Action.

B.             TDK on behalf of itself, and its Affiliates, predecessors, successors and assigns and on behalf of any successors or assigns to any TDK or TDK Affiliates intellectual property rights agrees such parties will not sue or bring any other proceeding against:

i.	SiLabs, SiLabs Affiliates, any manufacturers, distributors, customers, importers, or end users (ultimate or in privity or otherwise) of SiLabs or SiLabs Affiliates; or
ii.	[****];

for any claim, demand, or cause of action of any name or nature, both in law and equity, anywhere in the world for a period of twenty (20) years from the Effective Date arising out of or relating to:

i.

Infringement by Existing Products, whether direct, indirect, contributory, or by inducement, of any past, present or future patent applications, patents, or trade secrets or know-how disclosed or covered by such patents or patent applications;

ii.

Infringement of any patent applications, patents, or trade secrets or know-how disclosed or covered by such patents or patent applications, conceived, reduced to practice, or having any priority date, in whole or in part, on or before the Effective Date, but only to the extent such claim, demand, cause of action, or infringement, whether direct, indirect, contributory, or by inducement, results from or is caused by a SiLabs Product or the integration of a SiLabs Product;

iii.	Infringement by any Capacitive DAA, Capacitive DAA chipsets, or capacitive isolation barriers provided, manufactured, made, used,

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**

offered for sale, sold, imported or otherwise disposed of, in the past or in the future, by or for SiLabs or SiLabs Affiliates, whether direct, indirect, contributory, or by inducement, of any past, present or future patents, or trade secrets or know-how disclosed or covered by such patents;

iv.

Any DAA chipsets including at least one line side or system side Capacitive DAA provided, manufactured, made, used, offered for sale, sold, imported or otherwise disposed of, in the past or in the future, by or for SiLabs or SiLabs Affiliates; but only to the extent such claim, demand, cause of action or infringement, whether direct, indirect, contributory, or by inducement, results from or is caused by a SiLabs Product or the integration of a SiLabs Product;

v.	Any other claim, demand, or cause of action known or unknown, which could have been made in or in connection with the Action; or
vi.	Licensing by SiLabs or SiLabs Affiliates of a Capacitive DAA or an Existing Product.

16.   TDK Corporate Family.  If an Entity of the TDK Corporate Family sues or brings any other proceeding for any claim, demand, or cause of action that TDK would have been precluded from bringing under this Agreement, then, without affecting or limiting any other rights or obligations under this Agreement, and if the suit is not dismissed within thirty (30) days, TDK will immediately make a payment to SiLabs for the amount specified in paragraph 3 prorated with respect to the date such claim, demand, or cause of action is brought with respect to the Effective Date and the duration of the covenant not to sue specified in paragraph 15.

17.   California Civil Code:  Each Party to this Settlement Agreement represents that it has read, understood, and waives the provisions of California Civil Code § 1542 which states:

(i).          “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

18.   Authority:  Each Party warrants and represents that it has the full power and authority to enter into this Settlement Agreement; that there are no other persons whose consent to this Settlement Agreement or whose joinder herein is necessary to make fully effective the provisions of this Settlement Agreement; that this Settlement Agreement does not, and will not, interfere with any other agreement to which it is a party; and

that it will not enter into any agreement the execution and/or performance of which would violate or interfere with this Settlement Agreement.

19.   Ownership of Licensed Patents.  Subject only to the license rights previously granted in the [****] Agreement, TDK represents and warrants that it owns all right, title and interest in and to each of the Licensed Patents, and that it has not granted, and is under no obligation to grant, to any third party any assignments of or licenses to any rights under any of the Licensed Patents, nor a covenant not to sue any third party under any of the Licensed Patents.

20.   Validity of Licensed Patents.  TDK represents and warrants that, to the best of its knowledge and belief, the Licensed Patents are valid and enforceable.

21.   All Relevant Patents.  TDK and TDK Affiliates represent and warrant that the definition of Licensed Patents above sets forth all patents and applications for patent that are owned by, controlled by, or licensed to TDK or TDK Affiliates as of the Effective Date and having claims covering Capacitive DAAs.

22.   Choice of Law:  This Settlement Agreement shall be construed with and governed by the laws of the State of New York.

23.   Dispute Resolution:  Any dispute relating to or arising out of this agreement shall be resolved in the court of competent jurisdiction in New York City, State of New York.  The prevailing Party in any such dispute shall be entitled to recover its reasonable attorneys fees and costs.

24.   Entire Agreement:  The Parties agree that this Settlement Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, whether oral or written.

25.   Modifications:  No modification or amendment to this Settlement Agreement will be valid or binding unless reduced to writing and duly executed by authorized representatives of both parties.

26.   No Waiver:  A failure by a Party hereto to object or to take affirmative action with respect to a breach of this agreement by the other Party shall not be construed as a waiver of any future breach or other wrongful conduct.

27.   Agreement Execution:  This Settlement Agreement may be signed in counterparts, each of which shall be deemed on original hereof, but all of which together shall constitute one and the same instrument.  Fax signatures are acceptable.

28.   Binding Agreement:  This Settlement Agreement shall not become binding until executed by both parties.

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**

29.   Fees and Costs.  Each side will bear its own fees and costs.

30.   Joint Drafting.  Each Party acknowledges that this Settlement Agreement has been jointly drafted and will be interpreted in accordance with its terms, without favor to either Party.

31.   Contract Invalidity.  If one or more provisions of this Settlement Agreement are found to be wholly, or partially, invalid or unenforceable by a Court of competent jurisdiction, then the validity or unenforceability of all of the other provisions of this Settlement Agreement will be unaffected.

32.   Review By Counsel.  Each Party acknowledges that it has had the opportunity to have this agreement reviewed by counsel of its choice prior to execution hereof.

33.   Non-Reliance.  Each Party acknowledges that, except as expressly set forth herein, it is not relying on any representation by the other Party in entering into this Settlement Agreement.

34.   Enforcement:               [****]

35.   Confidentiality.  The Parties will take all necessary actions to preserve the confidentiality of the terms of, the negotiations, and/or considerations leading to, this Settlement Agreement and of any confidential materials of the other Party produced or discovered in the Action.  The terms of this Settlement Agreement shall remain confidential, except that either Party may disclose whatever terms are necessary so as to comply with the law or accounting requirements.  Further, neither Party will be deemed to be in breach of this provision for disclosing information that has already been made public through no fault of that Party.  All confidential materials provided in any form by any party in the Action shall be returned to the disclosing party or certified to have been destroyed in accordance with the terms of the protective order entered by the Parties in the Action, including but not limited to confidential materials in the possession of any retained consultants or experts.  [****]

36.   Press Release.  The provisions of paragraph 35 notwithstanding, the Parties further agree as follows:

A.           The Parties have agreed to issue the joint press release that is attached hereto as Exhibit C.  Unless mutually agreed upon, the Parties shall issue no other press release or hold any press conference regarding the Action, the terms of, the negotiations, and/or considerations leading to, this Settlement Agreement.

B.             The Parties have each designated four authorized Party representatives, who are listed in Exhibit D, all of whom shall be employees of the Parties.  The Parties will instruct all of their counsel, agents, officers, directors, employees,

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**

predecessors, respective Affiliates, subsidiaries, successors, assigns, that if inquiry is made by the press, media or any third party regarding the terms of, the negotiations and/or considerations leading to this Settlement Agreement, or regarding the merits of the Action, to direct all inquiries only to such designated representatives.   Such representatives will direct all general inquiries to the language of the joint press release and may respond by saying: “We settled the case because it was an appropriate business decision.  Beyond that, we have no further comment” or similar language to that effect.

C.             The Parties will take all necessary actions and instruct and order their counsel:

(i).

not to participate in a press conference or any other public forum, contact the press, issue any form of press release,  grant an interview, or initiate or respond to any other form of contact with the media to discuss this action, the terms of, the negotiations, and/or considerations leading to, the settlement agreement;

(ii).	not to discuss or characterize, either orally or in writing, this action, the terms of, the negotiations, and/or considerations leading to, the settlement agreement;
(iii).	not to reveal or discuss any discussions that lead to the settlement;
(iv).	not to publicly disparage any party to the action, their employees, counsel, or agents;
(v).	not to reveal any information that is subject to the protective order issued in the action;
(vi).

not to use this action, the terms of, the negotiations, and/or considerations leading to, the settlement agreement in any form of advertising, including, without limitation, internet published materials; and

(vii).

if asked about the settlement, its terms, negotiations, or the settlement agreement, to state that the parties settled on the terms set forth in the joint press release issued by the parties because it was in their mutual best interests and make no further comment.

D.            Nothing in section 36(C) shall act as a restraint of trade in violation of applicable professional lawyer’s ethical rules or prohibit or inhibit a lawyer from representing a client according to the applicable lawyer’s professional ethical rules, except as otherwise prohibited by court order or by law.

37.   Maintenance.  TDK agrees to pay all the maintenance fees for the Licensed Patents.  TDK further agrees to prosecute to completion all pending United States and Foreign patent applications that claim priority from any one of the four aforementioned Licensed Patents.

38.   No Admissions.  SiLabs and TDK agree that neither this Settlement Agreement nor any act under it constitutes or shall be construed as constituting an admission or concession of liability or fault of any kind by any Party hereto.

39.   Bankruptcy.  In the event TDK seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy rejects this Settlement Agreement and/or the licenses granted hereby, SiLabs elects, pursuant to Section 365(n), to retain all rights granted to it under this Settlement Agreement to the extent permitted by law.

40.   No Notice.   TDK represents and warrants that its officers, legal counsel, and senior managers have not received any written notice from a third party that the Licensed Patents are or may be invalid or unenforceable.

41.   Further Acts.  SiLabs and SiLabs Affiliates and TDK and TDK Affiliates agree that they will each execute such further documents and take such further acts as may be necessary to carry out the intent of this Settlement Agreement.

42.   Assignment.  A Party may assign this Settlement Agreement without need for the other Party’s approval to an Affiliate or to a successor in ownership of all or substantially all of its assets or stock.  Other than as expressly allowed herein, this Agreement shall not be assignable by either Party other than with the prior written consent of both Parties.

43.   Succession.  This Agreement and the rights and obligations granted and undertaken thereunder shall be binding upon and inure to the benefit of the Parties hereto, and their successors, trustee(s) or receiver(s), including those in bankruptcy, and permitted assignees.

44.   No Thwarting of Agreement.   TDK and TDK Affiliates represent and warrant that they have not transferred, assigned, or granted, in whole or in part, any rights to bring up an action for, any patents or patent applications to a third party from the date of the filing of the Action through the Effective Date.  TDK and TDK Affiliates represent and warrant, to the best of their knowledge and belief, that there are no patents or patent applications which have been for examined for infringement by SiLabs by another Entity in the TDK Corporate Family having claims covering Capacitive DAAs or that are infringed, directly, indirectly, contributorily, or by inducement, by SiLabs Existing Products.   TDK and TDK Affiliates further represent and warrant that they have not taken and, other than a suit for breach of contract, will not take any action to undermine the rights granted to SiLabs under this Agreement.

                IN WITNESS WHEREOF, TDK and SiLabs execute this Settlement Agreement by their duly authorized representatives as follows:

SILICON LABORATORIES, INC.

By:	/s/ Navdeep Sooch

Title:	Chairman & CEO

Date:	4/1/03

TDK SEMICONDUCTOR CORP.

By:	/s/ Tsutae (Den) Suzuki

Title:	Chief Executive Officer

Date:

3/31/03

EXHIBITS

Exhibit A — Joint Settlement Agreement

Exhibit B — [****]

Exhibit C — Joint Press Release

Exhibit D — Authorized Representatives

[****]

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**

EXHIBIT A

Gary A. Hecker (CSB No. 099008)
James M. Slominski (CSB No. 166357)
THE HECKER LAW GROUP
1925 Century Park East, Suite 2300
Los Angeles, CA  90067
Tel:  (310) 286-0377
Fax:  (310) 286-0488

Attorneys for Plaintif
TDK Semiconductor Corporation

Craig N. Hentschel (CSB No. 66178)
John R. Danos (CSB No. 210964)
ARNOLD & PORTER
777 South Figueroa Street, 44th Floor
Los Angeles, CA  90017-5844
Tel:  (213) 243-4000
Fax:  (213) 243-4199

Laurence S. Rogers
Marta E. Gross
FISH & NEAVE
1251 Avenue of the Americas
New York, NY 10020
Tel.:  (212) 596-9000
Fax:  (212) 596-9090

Attorneys for Defendant and Counter-
Claimant Silicon Laboratories Inc.

IN THE UNITED STATES DISTRICT COURT

FOR THE CENTRAL DISTRICT OF CALIFORNIA

)
TDK SEMICONDUCTOR CORPORATION,	)	Civil Action No.: SACV 01737 GLT (MLGx)
)
Plaintiff,	)
)
v.	)
	)	STIPULATED ORDER OF DISMISSAL
SILICON LABORATORIES INC.,	)
)
Defendant.	)
)
)
AND RELATED COUNTERCLAIM	)
)

                                Pursuant to Rule 41(a)(1)(ii) and (c), Fed. R. Civ. P., the parties TDK Semiconductor Corporation and Silicon Laboratories Inc., by and through their respective counsel of record, do hereby stipulate, subject to the approval of the Court, as follows:

                l.              All claims and counterclaims asserted in this action shall be and hereby are dismissed with prejudice.

                2.             Each party shall bear its own costs and attorneys’ fees with respect to the matters dismissed hereby.

THE HECKER LAW GROUP

Dated:	April , 2003	By:
Attorneys For Plaintiff
TDK Semiconductor Corporation

FISH & NEAVE

Dated:	April , 2003	By:
Attorneys For Defendant
Silicon Laboratories, Inc.

IT IS SO ORDERED:

Dated:	, 2003
UNITED STATES DISTRICT JUDGE

EXHIBIT B
[****]

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**

EXHIBIT C

PRESS RELEASE

For more information, please contact:
Shannon Pleasant
Corporate Communications
Silicon Laboratories Inc.
(512) 464-9254
shannon.pleasant@silabs.com

Silicon Laboratories and TDK Semiconductor Reach Settlement in Patent Infringement Litigation

AUSTIN, Texas, April XX, 2003 — Silicon Laboratories Inc. (Nasdaq: SLAB) and TDK Semiconductor Corporation jointly announced today that the companies have reached an amicable settlement of the patent infringement lawsuit brought by TDK covering one of their patents related to signal modulation technology for digital access arrangements (DAA).

Under the terms of the settlement, TDK agreed to release all claims covered by the lawsuit.  In addition, TDK granted Silicon Laboratories irrevocable, royalty free licenses for the patent covered by the lawsuit and certain other related patents.  In exchange, Silicon Laboratories agreed to make a one-time payment of $17 million to TDK and released all counterclaims covered by the lawsuit.  Silicon Laboratories and TDK agree that the amicable resolution of this litigation does not constitute an admission or concession of liability or fault by either party. All other terms of the settlement are confidential.

“The resolution of this lawsuit, which has been pending for almost two years, will allow the management of Silicon Laboratories to focus time and energy on the continued growth of the company,” said Russ Brennan, chief financial officer of Silicon Laboratories.

“TDK Semiconductor Corporation is pleased to have resolved this litigation matter with terms and conditions that allow both parties to move forward with their business strategies” said Gerald Fitch, chief financial officer of TDK Semiconductor Corporation.

The majority of the settlement payment will be expensed in Silicon Laboratories’ first quarter with a $x million charge to cost of revenues, resulting in approximately $0.xx per diluted share reduction to earnings.  The remaining $x million of the $x million total payment will be amortized to cost of revenues over the useful life of the technology that was the subject of the litigation. Silicon Laboratories exited fiscal 2002 with a debt free balance sheet and with a cash and cash equivalents balance of $115.2 million.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. designs, manufactures and markets proprietary high-performance mixed-signal integrated circuits (ICs) for a broad range of communications markets. Silicon Laboratories is an ISO9001-certified manufacturer and has applied for over 161 patents on its mixed-signal technology. The company was incorporated in 1996 and is based in Austin, Texas. Additional information about Silicon Labs is available at www.silabs.com or through the toll-free investor relations line at 1-877-411-SLAB (7522).

About TDK Semiconductor Corp.

TDK Semiconductor, part of $4.8 billion TDK Corporation (NYSE: TDK), provides advanced ICs for communications markets worldwide. The company produces analog and mixed-signal products for applications such as digital cable and satellite set-top boxes; local, metro and wide area networking; point of sale terminals, payphones, meters and smart card readers. http://www.tdksemiconductor.com

Cautionary Language

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are as follows: risks that Silicon Laboratories may not be able to maintain its historical growth rate; difficulties managing international sales; credit risks associated with accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim subjects Silicon Laboratories to risks of natural disasters, war and political unrest; dependence on a limited number of products and customers; product development risks; intellectual property litigation risks; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC, particularly the Form 10-K filed January 22, 2003. Unless otherwise required by law, Silicon Laboratories expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any result or change in expectations.

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Note to editors: Silicon Laboratories and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

EXHIBIT D

AUTHORIZED REPRESENTATIVES

For TDK:

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For SiLabs:

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**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**

[****]

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted portions for which confidential treatment has been requested have been filed separately with the Securities and Exchange Commission.**